UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 21, 2009

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 26, 2009, the stockholders of Sanmina-SCI Corporation (the “Company”) approved the Company’s 2009 Incentive Plan (the “2009 Plan”) and the reservation of 45,000,000 shares of common stock for issuance thereunder.

The 2009 Plan permits the award of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, and other forms of equity compensation as determined by the Board of Directors or permitted delegatees. The 2009 Plan also provides the ability to grant performance stock awards and performance cash awards. Equity awards may be made under the 2009 Plan to employees, consultants and members of the Company’s Board of Directors. The terms and conditions of each type of award are set forth in the 2009 Plan, which is filed an exhibit hereto. The 2009 Plan expires on January 26, 2019.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 21, 2009, the Company announced a temporary reduction in annual base salaries of its Chief Executive Officer and next three most highly compensated executive officers (the “Named Executive Officers”). The base salaries of the Chief Executive Officer and President and Chief Operating Officer have been reduced by 20% and the base salaries of the other Named Executive Officers have been reduced by 10%. As a result, the current annual base salaries of the Named Executive Officers are as follows: Jure Sola (Chief Executive Officer), $640,000; Hari Pillai (President and Chief Operating Officer), $344,000; David L. White (Executive Vice President and Chief Financial Officer), $382,500; and Michael R. Tyler (Executive Vice President and General Counsel), $315,000. The Company will periodically review whether to reinstate the original base salaries of the Named Executive Officers based upon business conditions.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.37(1)	2009 Incentive Plan

(1) Compensation plan or arrangement in which executive officer or director participates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2009	SANMINA-SCI CORPORATION

	By:	/s/ Michael R. Tyler
Michael R. Tyler
Executive Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.37(1)	2009 Incentive Plan

(1) Compensation plan or arrangement in which executive officer or director participates.